Sub-Item 77Q1(g)

Copies of any merger or consolidation agreement:
Agreement and Plan of Reorganization for JPMorgan Trust I, on behalf of the JPMorgan
Tax Aware U.S. Equity Fund and the JPMorgan Tax Aware Equity Fund, as filed with the
Securities and Exchange Commission on April 1, 2011 (Accession No. 0001193125-11-
086150).